Exhibit 99.2

AspenBio September 2012 Update Conference Call Script
September 27, 2012

SPEAKER: Jason Rando – Tiberend Strategic Advisors, Inc.

Thank you, Operator.  And thank you all for joining us this morning for AspenBio’s clinical and business update.  With me on today’s call are Steve Lundy, President and Chief Executive Officer; Jeff McGonegal, Chief Financial Officer; and Don Hurd, Senior Vice President and Chief Commercial Officer.

This morning, AspenBio issued a news release that provided an overview of some recent clinical and business developments.  We encourage everyone to read today’s news release as well as AspenBio’s quarterly report on Form 10-Q, for the six months ended June 30, 2012, which was filed in August of this year and is available on the Company’s website at www.aspenbiopharma.com.  If you need a copy of the press release, please call Tiberend Strategic Advisors at 212-827-0020 and we will e-mail you one.

At the end of the prepared remarks, we will open the call for a question-and-answer session where Steve, Jeff, and Don will be available to take your questions.

SAFE HARBOR LANGUAGE:

Please note that certain of the information discussed on the call today is covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act. We caution listeners that during this call, AspenBio management will be making forward-looking statements.  Actual results could differ materially from those stated or implied by these forward-looking statements due to risks and uncertainties associated with the Company’s business. These forward-looking statements are qualified by the cautionary statements contained in AspenBio’s news releases and SEC filings, including its Final Prospectus filed on June 20, 2012.

This conference call also contains time-sensitive information that is accurate only as of the date of this live broadcast, Thursday, September 27, 2012.  AspenBio undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the date of this conference call.
Now, I would like to turn the call to Steve Lundy, President and Chief Executive Officer of AspenBio.

SPEAKER: Steve Lundy

Thank you, Jason, and thanks to everyone for joining us today.

I want to start by reminding everyone quickly of what we achieved during the last year.  On the development front, we completed a major conversion from a single marker test to a new multi-biomarker blood-based test.  We also completed a 500-patient pilot study that demonstrated significantly improved performance of the multi-marker test configuration over the previous single-marker configuration.  The success of this study, in large part, has driven the proposed design of our upcoming pivotal study, which was discussed with the FDA at our recent meeting, and which I will discuss in some detail in a few moments.

In June we raised capital to fund our clinical and market development initiatives by completing an equity financing that generated approximately 12 million dollars in gross proceeds.  The balance sheet was also strengthened by the successful out-licensing of our animal health assets.  Importantly, we believe that we have the cash resources we need to complete the planned pivotal trial and file our submission with the FDA, as well as launch the product in Europe.

We’ve also added expertise to the organization by hiring talented executives in key roles.  Optimizing the infrastructure of our Company in alignment with our strategic value drivers is an important and ongoing process.  As we emerge as a pure-play, commercial-stage in vitro diagnostics company, we will continue to make efforts that ensure our internal organization parallels our ability to achieve our goals.

As a team, we have demonstrated a strong track record of successfully executing our milestones.  Today’s announcement reflects this and further highlights our commitment to build the company successfully.  At the end of this call, I will outline the anticipated milestones for the next 12 months, which will provide a roadmap for our shareholders to track our progress as we execute on the many important events occurring in the coming quarters.

As you read in this morning’s news release, we recently completed a meeting with the FDA regarding our planned regulatory path, including the design of the pivotal study.  To quickly remind everyone how this meeting came about: On August 7th we filed our pre-Investigational Device Exemption (or IDE) package, which contained key information regarding our intended use and plans for a pivotal clinical study, including our proposed study protocol, as well as our statistical approach and risk analysis plan.  At the time of submission, we also requested a follow-up meeting with the FDA, which occurred recently as scheduled.  We were pleased by the outcome of this meeting, during which the FDA gave us valuable input that we are currently incorporating into our study plans.  Most importantly, based on this FDA meeting, we plan to initiate the pivotal study in the fourth quarter of this year.

The FDA meeting was a significant milestone for us, and we look forward to enrolling our first patients in the study in the coming months.  Right now, we are focusing the majority of our efforts on incorporating modifications to our study protocol based on the FDA’s feedback, as well as continuing to engage at hospital sites across the U.S. anticipated to participate in the study.  We expect to have about 25 study sites on-line for the pivotal study. In parallel with our clinical efforts in the U.S., we have continued to make significant progress towards our product launch in Europe.  Our Chief Commercial Officer Don Hurd has been investing significant time and energy in market development. He has been back and forth to various territories in Europe, meeting and negotiating with potential distributors as well as key opinion leaders (KOL’s).  Thanks to his efforts, we believe we will be well positioned for a successful EU introduction, pending CE Mark.

Moving on, I’m pleased to say that we continue to execute on our business objectives.  We announced this morning that progress continues following the successful out-licensing of our animal health assets.  To date, we have achieved approximately 1.3 million dollars in cumulative consideration under the exclusive license agreement, including license fees and milestone payments.  I’ll remind everyone that we may receive up to approximately 3.7 million dollars in additional milestone payments as part of the licensing agreement, as well as low double-digit royalties on potential sales of products developed using these animal health assets.  Successful monetization of our animal health assets was a critical step in completing our strategic shift toward in vitro diagnostics.

Keeping in line with that strategic focus, we determined, as part of the Board of Directors’ annual self-evaluation, that a realignment of the skills, background and experience of our Board members with our strategic focus was warranted.  In addition, each of our Board members re-evaluated his or her professional commitments and the impact of such commitments on his or her ability to devote significant time to participation on our Board of Directors.  This morning we announced that the composition of our Board of Directors is changing.  Four of our current board members have stepped down from their positions.  They are Greg Pusey, Doug Hepler, Mark Ratain and Mike Merson. The recent out-licensing of our animal health assets was also a consideration.  We’re currently identifying potential new board members with the skills, qualifications and experience we are seeking, but ultimately, we intend to keep the size of our board smaller than it had been previously.   Collectively, we feel a smaller board is more appropriate for a company of our size and stage of development.

Before we open it up to Q&A I want to lay out the milestones we have upcoming within the next 12 months:

•	First, following our productive meeting with the FDA, we plan to initiate our pivotal study in the fourth quarter of this year.
o	We are currently finalizing our trial protocol, incorporating the helpful feedback from the FDA, and believe we are making strong progress toward this goal.
o	We are continuing to scale up manufacturing for the start of the trial and this process is also on track.

•	We plan to complete the pivotal study, file for marketing clearance with the FDA, and, upon receipt of such clearance, launch the product in the U.S. in 2013.
o	We have engaged all of the hospital centers we are targeting for participation in the pivotal trial, many of which participated in our previous 500-patient pilot study.

•	We also expect to file for and obtain a CE Mark in the EU before the end of the year and to initially introduce the product in Europe shortly thereafter.
o
We have commenced the process of obtaining CE Marking including initial interaction with local EU key opinion leader sites and preliminary negotiations with potential commercial distributors to develop the market in anticipation of the European launch.

To conclude our clinical and corporate update, I want to reiterate that we are committed to positioning the Company as a successful in vitro diagnostics company.  In line with these efforts, we believe that our corporate and product identity should not be overlooked.  That is why we announced this morning that we plan to move forward with a corporate rebranding strategy that is expected to include a company and product name changes.  We are currently evaluating such changes and expect to propose a new company name and product names later this year.

We hope you share in our enthusiasm that the many important events coming up over the next 12 months will hopefully generate significant shareholder value.  We thank you for your continued support and look forward to taking your questions.

Operator, you may open the lines for Q&A.

<<Q&A>>

Once again I’d like to thank everyone for joining us today.  We look forward to speaking with you on our next call.